Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

ANNOUNCES $19.5 MILLION LEASE TRANSACTION

WITH VENTAS HEALTHCARE PROPERTIES

DALLAS – (BUSINESS WIRE) – October 19, 2005 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has executed an agreement with Ventas, Inc. (“Ventas”) (NYSE:VTR) to lease a senior living community which Ventas has purchased. The Georgetowne Place community was purchased by Ventas for a price of approximately $19.5 million.

Georgetowne Place is located in Fort Wayne, Indiana and is a 162 unit senior living community with resident capacity of 247. Occupancy at Georgetowne Place is approximately 97% at the present time.

“This transaction offers immediate financial benefits,” commented Lawrence A. Cohen, Chief Executive Officer. “We anticipate improving our top-line by approximately $4.0 million per year, or roughly 4% from current levels and being incrementally accretive to earnings as net operating income presently exceeds the lease payment.”

The triple net operating lease which the Company executed with Ventas has an initial term of ten years, with two 5-year renewal options. The initial lease rate is 8% and is subject to conditional escalation provisions.

Annualizing results of operations through September 2005, the community had approximately $4.0 million of revenue and $1.9 million of EBITDAR.

“The addition of this property to our portfolio is a prime example of how we continue to benefit from our recently established relationship with Ventas,” added James A. Stroud, Chairman of the Company. “Georgetowne Place is the seventh property that we have leased from Ventas, and we continue to explore additional opportunities which would be mutually beneficial for both parties. The property is also an excellent complement to our Indiana portfolio, which now includes four communities and resident capacity in that state of approximately 800 seniors.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

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The Company currently operates 55 senior living communities in 20 states with an aggregate capacity of approximately 8,900 residents, including 33 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.

ABOUT VENTAS

Ventas is a leading healthcare real estate investment trust and the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

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